Exhibit 10.16

SAFLINK Corporation

SEVERANCE PLAN

AND

SUMMARY PLAN DESCRIPTION

January 9, 2007

i

SAFLINK CORPORATION

SEVERANCE PLAN AND SUMMARY PLAN DESCRIPTION

I.	INTRODUCTION

The Board of Directors of SAFLINK Corporation (“SAFLINK”) hereby adopts the SAFLINK Severance Plan and Summary Plan Description (the “Plan”) effective as of January 9, 2007, to provide severance benefits to eligible employees of SAFLINK whose employment is terminated involuntarily under certain circumstances. All benefit determinations under the Plan and interpretation of Plan provisions will be made by SAFLINK (or its designee) in its sole discretion as Plan Administrator. The Plan is described in further detail below.

II.	ELIGIBILITY

Any employee currently working on a regular, full-time basis for SAFLINK whose employment with SAFLINK is involuntarily terminated as a result of a permanent reduction in force on or after the effective date of this Plan is eligible for severance benefits described in Section III of this Plan, PROVIDED each of the following requirements is met:

1. The termination of employment is involuntary. The termination is involuntary if initiated by SAFLINK.

2. The termination is not due to retirement, death or disability of the employee.

3. The termination of employment is not for “cause” (as described below). Employment is terminated for cause if the termination is due to misconduct or unsatisfactory performance including, but not limited to, the following:

a. Conviction of a crime against SAFLINK, its affiliates, customers or employees, whether prosecuted or not.

b. Conviction of any other crime or violation of law, statute or regulation that creates an inability to perform job duties.

c. Failure or inability to perform job duties due to intoxication by drugs or alcohol during working hours.

d. A direct conflict of interest, not specifically waived in advance by SAFLINK.

e. Unauthorized use or disclosure of confidential information that belongs to SAFLINK, its affiliates, customers or employees.

f. Habitual neglect of duties.

g. Unsatisfactory performance of job duties or failure or refusal to comply with established policies or procedures or follow instructions of a supervisor.

h. Other misconduct including, but not limited to: falsification of company records, including timekeeping records and the employee’s application for employment; illegal discrimination or harassment of another employee, customer or supplier; theft; unauthorized use or possession of property belonging to SAFLINK, a co-worker or customer; destruction of company or another employee’s property; possession of firearms, controlled substances or illegal drugs on company premises or while performing company business; gambling on company premises; concealing serious offenses by another employee; and any other conduct interfering with work performance or constituting an unsafe, unethical or unlawful practice.

The Plan Administrator, will, in its sole discretion, determine if a termination of employment is for “cause.”

4. The employee is not a part-time or temporary employee or a new hire who has not yet started to work on a regular, full-time basis.

5. The employee is not covered under any other severance-type plan, policy, arrangement or agreement that would obligate SAFLINK to make a severance payment.

6. The employee has not agreed in writing to waive severance benefits under this Plan or otherwise payable from SAFLINK.

7. The employee is not offered or does not accept alternative employment with a successor of SAFLINK as a result of a merger or acquisition.

8. The employee has signed a Confidential Separation Agreement and General Release of All Claims in a form acceptable to SAFLINK (“Separation Agreement”). The Separation Agreement provides for a full, general release of all claims, known and unknown, suspected and unsuspected, by the eligible employee, as well as agreements pertaining to nondisparagement, confidentiality, return of company property and nonsolicitation of employees. In the event of breach, the Separation Agreement provides for all legal and equitable remedies as well as recovery of attorneys’ fees and costs.

9. The employee has returned all SAFLINK property and equipment to SAFLINK on or before the Separation Date.

A terminated employee must satisfy all of the requirements set forth above in order to receive severance benefits under the Plan. Eligibility for severance benefits under the Plan will be determined by the Plan Administrator upon an eligible employee’s termination of employment. The Plan Administrator has full discretionary power and authority to interpret the provisions of the Plan and render decisions on eligibility for benefits. If the Plan Administrator determines that an eligible employee satisfies all of the eligibility conditions described above, the employee will receive a severance benefit calculated in accordance with Section III below. The severance benefits will be paid in accordance with the terms set forth in the Confidential Separation Agreement and General Release of all Claims.

III.	SEVERANCE BENEFITS

The following severance benefits are payable under this Plan:

A. Severance Pay. The amount of the severance pay payable to an eligible involuntarily terminated employee shall equal the employee’s weekly base salary according to the following formula:

Months of Service	Severance Payment
0 – 23 months	2 times weekly base salary
24 – 47 months	3 times weekly base salary
48 – 71 months	4 times weekly base salary
72 or more months	5 times weekly base salary

The amount of severance payable to an eligible employee shall be based upon the employee’s regular weekly base salary in effect immediately before his/her termination of employment. The weekly base salary shall be determined without regard to any overtime, bonuses, fringe benefits, reimbursements or other irregular payments. Months of Service means, determined as of the date immediately preceding the date of the involuntary termination of employment of the eligible employee, the number of whole and consecutive months (without regard to any fractional or partial months) during which the eligible employee was a regular, full-time employee of SAFLINK.

Severance payments will be made to an eligible employee in a single lump sum payment, less applicable tax withholdings and other lawful deductions, as soon as administratively practicable following his/her involuntary termination of employment, subject to the other terms and conditions set forth in this Plan.

B. No Separate Fund. All severance benefits payable under the Plan are payable from SAFLINK’s general assets. There is no separate trust or fund established for the payment of severance benefits under the Plan. All amounts shall be less applicable federal and state withholding taxes, including any other authorized deductions.

C. Additional Benefits. SAFLINK reserves the right to pay benefits in addition to those required by the Plan based on special circumstances. Each exception will be considered unique and not precedent-setting. Payment of additional amounts will be subject to such terms and conditions as SAFLINK may determine. All such determinations shall be made by SAFLINK in its sole and absolute discretion.

D. Section 409A Compliance. SAFLINK intends for the Plan to be exempt from the requirements of Section 409A of the Code and all applicable guidance promulgated thereunder (“Section 409A”) by operation of the short-term deferral exemption, and the Plan shall be construed and interpreted accordingly. If by virtue of subsequent regulatory developments the Plan fails to be exempt from the requirements of Section 409A, then SAFLINK shall timely amend or clarify the Plan so that the Plan is exempt from the requirements of Section 409A or satisfies the requirements of Section 409A.

E. Tax Consequences. By providing a copy of this Plan and Summary Plan Description to the employee, SAFLINK has informed the employee that the federal, state, local, and/or foreign tax consequences (including without limitation those tax consequences implicated by Section 409A) of the Plan are complex and subject to change. As a condition to eligibility for benefits under this Plan, the employee acknowledges and agrees that the employee should consult with his/her own personal tax, legal, or financial advisor in connection with the Plan and its tax consequences. SAFLINK has no obligation and no responsibility to provide the employee with any tax or other legal advice in connection with the Plan and its tax consequences. Employee agrees that he/she shall bear sole and exclusive responsibility for any and all adverse federal, state, local and/or foreign tax consequences (including without limitation those tax consequences implicated by Section 409A) of this Plan.

IV.	CLAIMS PROCEDURE

Severance benefits under this Plan will automatically be paid to employees who qualify for such benefits.

An employee who believes that he or she is entitled to severance benefits under this Plan that has not been provided should file a claim with the Plan Administrator. The claim must be in writing.

If the claim is denied, written notice (the “Notice”) of the denial will be provided within 60 days of initial receipt of the claim. Such notice will include (i) an explanation of the factors (including specific plan provisions) on which the denial is based; (ii) what, if any, additional information is needed to support the claim and an explanation of why such material is necessary; and (iii) an explanation of the claim review procedure, including applicable time limits and a statement of the claimant’s right to bring a civil action under ERISA following an adverse benefit determination upon review. Further review of the claim may be obtained by filing a written request for review within 60 days of the mailing of the Notice. If the employee does not respond to the Notice within 60 days of mailing, there shall be no further right of review.

In the event that the Notice is insufficient to satisfy the claimant, the claimant or his/her duly authorized representative, shall submit to the Plan Administrator, within 60 days of the mailing of the Notice, a written notification of appeal of the claim denial. The notification of appeal of the claim denial shall permit the claimant or his/her duly authorized representative to utilize the following formal claim review procedures:

(a) to review pertinent documents (the claimant will be provided, upon request and free of charge, copies of all information relevant to the claim); and

(b) to submit issues and comments in writing to which the plan shall respond (material shall be considered without regard to whether it was submitted or considered in the initial benefit claim).

The Plan Administrator shall furnish a written decision on formal review not later than 60 days after receipt of the notification of appeal, unless special circumstances require an extension of the time for processing the appeal. If special circumstances requiring an extension are present, the claimant will be notified of the extension within the first 60-day period. The notice will indicate the reason for the extension and the date by which a final decision is expected. In no event, however, shall the Plan Administrator communicate the decision on the claim later than 120 days after a request for a formal review. The decision on formal review shall be in writing and shall include specific reasons for the decision and shall be written in a manner calculated to be understood by the claimant and contain specific reference to the pertinent plan provisions on which the decision is based. The decision shall also include a statement explaining that the claimant may request free of charge copies of all documents relevant to the claim and a statement explaining the claimant’s right to bring an action under ERISA.

V.	STATEMENT OF RIGHTS UNDER THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 (“ERISA”)

As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). ERISA provides that all participants in the Plan shall be entitled to:

1.	Receive information about your Plan and severance benefits.

2.	Examine, without charge, at SAFLINK offices all documents governing the Plan and a copy of the latest annual report (Form 5500 series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

3.	Obtain copies of documents governing the operation of the Plan and the latest annual report (Form 5500 series) and updated Summary Plan Description upon written request to SAFLINK. SAFLINK will make a reasonable charge for the copies.

In addition to creating rights for participants in the Plan, ERISA imposes obligations upon the persons who are responsible for the operation of the Plan. The persons who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including SAFLINK, the Plan Administrator, or any other person, may fire you or discriminate against you in any way to prevent you from obtaining a benefit from the Plan or exercising your rights under ERISA.

If your claim for a benefit is denied or ignored in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan review and reconsider your claim. You have the right to obtain copies of all documents relating to the decision without charge and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a Federal or a state court after you have exhausted the Plan’s benefit claims procedure (described above). The court will decide who should pay court costs and legal fees. If you are discriminated against for asserting your rights, you may seek assistance from the Department of Labor or you may file suit in a Federal court. The court will decide who should pay court costs and fees. If you are successful in your lawsuit, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about your Plan, you should contact your Plan Administrator. If you have questions about this statement, or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest Area Office of the Employee Benefits Security Administration, Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

VI.	AMENDMENT AND TERMINATION

SAFLINK, by action of its Board of Directors or by action of any committee appointed by the Board to administer the Plan, reserves the right to terminate or amend the Plan at any time and in any manner in its sole discretion. No employee shall have any vested interest in severance benefits payable under this Plan prior to satisfying all of the terms and conditions for payment of benefits under this Plan.

VII.	EMPLOYMENT RIGHTS

Nothing in this Plan shall have any effect on SAFLINK’s right to terminate an employee, with or without cause, at anytime (subject to the terms of any written employment contract between the employee and SAFLINK). The payment of severance benefits under this Plan does not extend an employee’s term of employment.

VIII.	NONALIENATION OF BENEFITS

No benefit under the Plan may be assigned, transferred, pledged as security for indebtedness or otherwise encumbered by any eligible employee or subject to any legal process for the payment of any claim against an eligible employee.

IX.	GOVERNING LAW

This Plan shall be governed by and construed in accordance with the laws of the State of Washington to the extent such laws are not preempted by ERISA.

X.	GENERAL INFORMATION

Employer and Plan Administrator Name:	Jeffrey Dick CFO SAFLINK Corporation 12413 Willows Road N.E., Suite 300 Kirkland, WA 98034 (425) 278-1100

Employer Identification Number:	95-4346070

Plan Number:	521

Type of Plan:	The Plan is an unfunded welfare benefit plan providing severance benefits. There is no trust and there are no trustees.

Agent For Service of Process:	National Registered Agents, Inc. 1780 Barnes Blvd. SW Tumwater, WA 98512-0410 Service of process may also be made upon the Plan Administrator at the address noted above.

Plan Year:	Calendar